EXHIBIT 10.4

DIRECTOR

NONSTATUTORY STOCK OPTION AGREEMENT

1.	Grant. Greater Bay Bancorp, a California corporation (the “Company”), hereby grants to Name (the “Optionee”), an option (the “Option”) to purchase a total of Shares shares of common stock of the Company, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Greater Bay Bancorp 1996 Stock Option Plan (the “Plan”). The capitalized terms defined in the Plan shall have the same defined meanings herein.

2.	Nature of the Option. This Option is intended by the Company and the Optionee to be a nonstatutory stock option and does not qualify for any special tax benefits to the Optionee. This option is not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.	Exercise Price. The Exercise Price is $Price for each share of common stock, which price is not less than the Fair Market Value per share of the common stock of the Company on the Grant Date.

4.	Term of Option. Subject to earlier termination as provided in the Plan, this Option shall terminate on «Expiration», and may be exercised during such term only in accordance with the Plan and the terms of this Option.

5.	Exercise of Option. This Option shall be exercisable during its term in accordance with the provision of Section 6 of the Plan as follows:

a) Right to Exercise. This Option shall become 100% vested on the date which is six months after the Grant Date; provided, however, this Option shall become 100% vested immediately in the event of Optionee’s death or Total and Permanent Disability prior to the expiration of such six month period.

b) Minimum Exercise. This Option may not be exercised for less than 10 Shares nor for a fraction of a Share.

c) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option and specify the number of whole Shares in respect of which the Option is being exercised. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail, to the Secretary of the Company accompanied by payment of the Exercise Price as specified below.

No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or inter-dealer quotation system upon which the shares of the Company’s common stock may then be listed or quoted. Assuming such compliance, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. An Optionee shall have no rights as a shareholder of the Company with respect to any Shares until the issuance of a stock certificate to the Optionee for such Shares.

d) Method of Payment. The entire Exercise Price of Shares issued under this Option shall be payable in cash or by certified check, official bank check, or the equivalent thereof acceptable to the Company at the time when such Shares are purchased. Such payment also shall include the amount of any withholding tax obligation which may arise in connection with the exercise, as determined by the Company. In addition, payment may be made in any of the following forms as indicated by an “X” in the preceding parenthesis:

(X) Surrender of Stock. Payment of all or part of the Exercise Price and any withholding taxes may be made all or in part with Shares which have already been owned by the Optionee or Optionee’s representative for more than 6 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased pursuant to exercise of the Option.

(X) Exercise/Sale. Payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the all or part of the Exercise Price and any withholding taxes.

(X) Exercise/Pledge. Payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

e) Termination of Service. In the event that the Optionee’s Service as an Employee terminates:

(i) As a result of such Optionee’s death, Total and Permanent Disability, retirement or resignation without cause, the term of the Option shall expire 36 months after the date upon which such event occurs, but not later than the expiration date specified in Section 4 above.

(ii) As a result of termination by the Company for cause, the term of the Option shall expire thirty days after the Company’s notice or advice of such termination is dispatched to Employee, but not later than the original expiration date specified in the Stock Option Agreement. For purposes of this Paragraph (ii), “cause” shall mean an act of embezzlement, disclosure of any of the secrets or confidential information of the Company, the inducement of any client or customer of the Company to break any contract with the Company, or the inducement of any principal for whom the Company acts as agent to terminate such agency relationship, the engagement of any conduct which constitutes unfair competition with the Company, the removal of Optionee from office by an court or bank regulatory agency, or such other similar acts which the Committee in its discretion determine to constitute good cause for termination of Optionee’s Service. As used in this Paragraph (ii), Company includes Subsidiaries of the Company.

Neither the Plan nor this Option shall be deemed to give Optionee a right to remain an Employee or consultant of the Company or Subsidiary. The company and its Subsidiaries reserve the right to terminate the service of any Employee or consultant at any time, with or without cause, subject to applicable laws and the terms of any written employment agreement.

6.	Non-Transferability of Option.

(a) Except as provided below, this Option may not be transferred in any manner other than by will, by written beneficiary designation or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

(b) Optionee may transfer this Option in whole or in part to the following persons (and only the following persons): (i) Optionee’s spouse, former spouse, children including adopted children, step-children, grandchildren, parents, grandparents, brothers, sisters, aunts, uncles, nieces, nephews, first cousins, mother-in-law, father-in-law, brothers-in-law, or sisters-in-law (“Family Members”), or such other persons as may be approved in writing by the Committee in its sole and absolute discretion (“Approved Transferees”), or (ii) a trust or trusts for the exclusive benefit of any such Family Members or Approved Transferees.

(c) In order to effectuate a transfer pursuant to Section 6(b) above, the transfer must be in writing in an instrument submitted to the Company within ten (10) business days after its execution. The Company may grant or withhold its consent to the transfer or the terms of the transfer in its sole and absolute discretion. In the event the Company does not notify Optionee in writing of its disapproval of the transfer or its terms within ten (10) business days of receipt by the Company of a copy of the written transfer instrument from the Optionee, the transfer shall be deemed approved.

(d) Transfers of this Option under Section 6(b) above may not be a transfer for consideration (for example, sales or exchanges of the Option are not permitted).

(e) Family Members and Approved Transferees may not retransfer this Option in whole or in part other than by will or by the laws of descent and distribution, and a transferred Option may be exercised during the lifetime of the transferee only by such transferee.

(f) Following any transfer hereunder, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The term “Optionee” shall be deemed to refer to the transferee. The events of termination of employment in Section 5(e) shall continue to be applied with respect to the original Optionee rather than the transferee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in Section 5(e).

7.	Adjustment of Shares. In the event of a subdivision of the outstanding shares of common stock of the Company, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstandings shares of common stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Company shall make appropriate adjustments in the number of Shares covered by the Option and in the Exercise Price of the Option.

In the event that the Company is a party to a merger, consolidation or other reorganization agreement which would constitute a “Change in Control”, such agreement may provide, subject to the provisions of Section 6(e)(i) of the Plan (which provides for the immediate acceleration of the vesting and exercisability of all shares subject to this Option), (i) for the assumption of this Option by the surviving corporation or its parent or for continuation of the Option by the Company (if the Company is a surviving corporation), or (ii) for cancellation of the Option upon payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the then-current Fair Market Value of such Share on an unrestricted basis, or (iii) in the event the agreement does not provide for either of the events specified in subparagraphs (i) and (ii) above, the cancellation of this Option not exercised prior to the effective date of such merger, consolidation or other reorganization, in all cases without the Optionee’s consent.

Except as provided in this Section, Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment or any dividend or any other increase or decrease in the number of share of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to the Option. The grant of this Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

8.	Taxation Upon Exercise of Option. Optionee understands that upon exercise of this Option, Optionee will generally recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares over the exercise price. If the Company is required to withhold tax from Optionee with respect to such income; the Company may require the Optionee to make a cash payment or other arrangements to cover such liability as a condition of exercise of this Option.

Grant Date:

GREATER BAY BANCORP

By:

Optionee represents that Optionee is familiar with the terms and provisions of this Option and hereby accepts the same subject to all the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decision, or interpretations of the Board of Directors or its duly appointed Committee upon any questions arising under the Plan.

Dated:

Optionee